                                                                   Exhibit 10.10


THE REGISTRANT HAS REQUESTED CONFIDENTIAL TREATMENT FOR CERTAIN PORTIONS OF THIS AGREEMENT. THOSE PORTIONS HAVE BEEN OMITTED FROM THIS COPY OF THE AGREEMENT AT THE PLACES INDICATED BY DOUBLE ASTERISKS (**) AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                   AGREEMENT

     This Agreement is made as of the 15th of February, 1984, between CENTOCOR, 244 Great Valley Parkway, Great Valley Corporate Center, Malvern, Pennsylvania (hereinafter "CENTOCOR") and DANA-FARBER CANCER INSTITUTE (hereinafter "DANA-FARBER") on behalf of the Laboratory of Dr. Robert Bast, Jr. (hereinafter "BAST"), 44 Binney Street, Boston, Massachusetts 02115, a corporation of Massachusetts.

     WHEREAS, CENTOCOR, INC. and the DANA-FARBER CANCER INSTITUTE desire to expand the Field of an Agreement dated October 18, 1981 and expand the time period of research funding; and

     WHEREAS, both CENTOCOR and the DANA-FARBER CANCER INSTITUTE desire to terminate the 1981 Agreement and to enter into a new agreement.

     WHEREAS, the DANA-FARBER presently possesses certain know-how in the Field of the development of monoclonal antibodies reactive with antigens characteristic of ovarian carcinoma as conducted in the Laboratory of Dr. Robert Bast, Jr. and the Laboratory of Dr. Robert C. Knapp, including the development of antibodies against ovarian carcinoma oncogene products, the use of such Antibodies for in vivo and in vitro medical diagnostics and the use of
               -- ----     -- -----
such antibodies for medical therapeutics; and

     WHEREAS, DANA-FARBER, on behalf of BAST, is desirous of and prepared to conduct further research in said Field which may lead to the development of commercial applications; and

     WHEREAS, CENTOCOR is prepared to provide financial support to DANA-FARBER for such research by Dr. Robert Bast, Jr. and Dr. Robert C. Knapp at DANA-FARBER, providing it receives certain license and/or option rights under inventions and/or know-how in said Field and;

     WHEREAS, DANA-FARBER represents and warrants to CENTOCOR that, (i) it has full right and authority to enter into this Agreement without consent or approval of any third person, and (ii) it is not subject to any restrictions which would prevent or impair the grant to CENTOCOR of the licenses granted hereby, the exercise by CENTOCOR of the option to obtain licenses or the exercise by CENTOCOR of such licenses, other than those imposed upon DANA-FARBER by its grantee and/or contractor status under federal, philanthropic or non-profit sponsorship.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained and intending to be legally bound hereby, CENTOCOR and DANA-FARBER agree as follows:

     ARTICLE I - PLAN FOR RESEARCH AND BUDGET
     ----------------------------------------

     1.01 CENTOCOR agrees to pay to DANA-FARBER funds to support research relating to the above-mentioned Field and DANA-FARBER agrees to supply the services of requisite personnel and to furnish the necessary facilities and to carry out such research all according to an Annual Plan for Research and Budget agreed upon by CENTOCOR and DANA-FARBER.

     1.02 DANA-FARBER, shall annually submit to CENTOCOR a proposed plan for research and budget. The Plan for Research for the first (lst) year of five (5) years and the budget for the first year of this Agreement and projected budgets for four subsequent years are set forth in Attachment A hereto. The Plan for Research for the second (2nd), third (3rd), fourth (4th) and fifth (5th) years of this Agreement will be submitted ninety (90) days prior to the commencement of each year. The parties will negotiate in good faith and use their best effort to agree upon the Plan for Research and CENTOCOR shall notify

DANA-FARBER in writing of its acceptance of the Plan for Research submitted by DANA-FARBER.

     1.03 For as long as they remain at DANA-FARBER, such research by DANA-FARBER shall be under the direction of Dr. Robert Bast, Jr. and Dr. Robert C. Knapp. In addition, Dr. Robert Bast, Jr. and Dr. Robert C. Knapp will not conduct research in the Field for other commercial organizations during the term of this Agreement.

     1.04 In the event that the services of Dr. Robert Bast, Jr. become for any reason unavailable during the course of this Agreement, the DANA-FARBER shall have ninety (90) days within which to provide a replacement who shall be acceptable to CENTOCOR. Said replacement shall be upon the joint agreement of the DANA-FARBER CANCER INSTITUTE and the Chiefs of Gynecology and Tumor Immunology at DANA-FARBER. CENTOCOR shall not unreasonably withhold acceptance of such replacement. In the event that no such replacement is provided, the obligations of CENTOCOR to fund the Agreement shall cease.

     ARTICLE II - INVOLVEMENT OF HUMAN SUBJECT
     -----------------------------------------

     2.01 Before arranging for any clinical trial(s) involving medical diagnostics and therapeutics of any development within the Field, CENTOCOR shall first invite DANA-FARBER in writing to conduct such trial(s) during the period of this Agreement and thereafter. If DANA-FARBER agrees to conduct the trial(s), DANA-FARBER will respond to CENTOCOR in writing by the thirtieth day next following its receipt of the invitation; but nothing in the Agreement shall be construed to require DANA-FARBER, if DANA-FARBER declines the invitation, to conduct any clinical trial. All direct and indirect expenses of every clinical trial of any Product shall be paid by CENTOCOR.

     2.02 If the clinical trials require multi-institutional participation, prior written approval from the DANA-FARBER must be obtained by CENTOCOR before any invitation or overture to another Institution to participate in the clinical trials is extended and CENTOCOR will notify and discuss with DANA-FARBER and Drs. Bast and Knapp the shipment of antibody to other investigators.

     2.03 At the time the Plan for Research involves the use of medical therapeutics on human subjects, the budget for the time period involved will be supplemented over and above that described in Appendix A to cover all patient costs incurred due to this use.

     2.04 When human studies are directly sponsored by CENTOCOR in the Field, CENTOCOR assumes any and all liability for injury to any human subject or another person or persons or any other liability resulting from an in vivo use
                                                                   --
conducted at the DANA-FARBER or otherwise, and CENTOCOR further agrees to indemnify DANA-FARBER investigators and professional personnel for loss incurred as a result of said in vitro and in vivo use conducted at DANA-FARBER or
                    -- -----     --
otherwise provided that all in vitro and in vivo use when conducted at DANA-
                            -- -----     -- ----
FARBER will be conducted in accordance with the National Institute of Health Guidelines in regard to the Rights and Protection of Human Subjects and where appropriate, the Food and Drug Administration rules, regulations and guidelines and the rules, regulations and guidelines of the Human Subjects Protection Committee of the DANA-FARBER. In connection with human studies, DANA-FARBER agrees to assume any and all liability for injury to any human subjects resulting from any act of omission of DANA-FARBER in conducting human studies.

     ARTICLE III - REPORTS BY DANA-FARBER
     ------------------------------------

     3.01 DANA-FARBER, through the efforts of BAST, shall provide annual reports in writing to CENTOCOR, presenting a brief summary of the research conducted and the results obtained during the preceding twelve (12) months regarding its work in the Field. At the conclusion of each annual period or in the event of termination of the Agreement, CENTOCOR shall receive a complete detailed report of the work carried out and funded by this Agreement.

     ARTICLE IV - PAYMENTS BY CENTOCOR
     ---------------------------------

     4.01  CENTOCOR shall pay to DANA-FARBER                    [**]
Dollars            [**]      in the first year of this Agreement in support of
the research to be conducted.                      [**]         Dollars and
[**]   Cents      [**]        shall be paid upon the signing of this Agreement
and at quarterly intervals thereafter.

     4.02  The second year of the Agreement shall be paid at quarterly intervals
at a funding level of   [**]   , assuming reasonable progress and provided
CENTOCOR shall approve the Plan for Research for such year.

     4.03  The third year of the Agreement shall be paid in the same manner as
the second year and the funding level will be   [**]    , assuming reasonable
progress and provided CENTOCOR shall approve the Plan for Research for such year.

     4.04  The fourth year of the Agreement shall be paid in the same manner as
the third year and the funding level will be       [**]   , assuming reasonable
progress and provided CENTOCOR shall approve the Plan for Research for such year.

     4.05  The fifth year of the Agreement shall be paid in the same manner as
the fourth year and the funding level will be    [**]  , assuming reasonable
progress and provided CENTOCOR shall approve the Plan for Research for such year.

     4.06 At each yearly anniversary of the Agreement, the parties shall determine whether DANA-FARBER has made reasonable progress in the Field. In the event it is established that reasonable progress has not been made, CENTOCOR, upon their option, may cease the funding of the research upon ninety (90) days notice. However, if the parties disagree as to whether reasonable progress has been made, this issue will be settled in accordance with Article XV, Arbitration. During the period of arbitration, CENTOCOR shall continue to fund the research on a monthly basis prorating the yearly funding to a monthly amount up to a period of twelve (12) months following the initiation of arbitration.

     ARTICLE V - ESTABLISHMENT OF DANA-FARBER PROPRIETARY POSITION
     -------------------------------------------------------------

     5.01 DANA-FARBER agrees to establish a proprietary position in the Field to the extent possible by (i) applying, when appropriate, for patents in the United States and abroad on inventions conceived and/or reduced to practice covering the results of this research; (ii) maintaining information which is generated as confidential know-how except to the extent that rights are reserved under section 5.04 (ii) and (iii) obtaining title to inventions funded by Government or third party support, whenever possible. CENTOCOR agrees that it shall bear the cost of applying for any and all patents under section 5.01 and these costs shall be deducted from future royalties. The choice of counsel shall be agreeable to both CENTOCOR and DANA-FARBER.

     5.02 For inventions which are jointly conceived by DANA-FARBER and CENTOCOR inventors, DANA-FARBER inventors shall assign their rights to DANA-FARBER and CENTOCOR inventors shall assign their rights to CENTOCOR.

     5.03 CENTOCOR shall have the right to have all of the research conducted and funded hereunder reviewed by patent counsel of its choice subject to the provisions of paragraph 5.01 and shall have the right to apply for patent protection throughout the world for any invention conceived solely or jointly by CENTOCOR personnel. All expenses incurred by CENTOCOR in applying for patent protection relating to inventions conceived solely or jointly by CENTOCOR personnel shall be borne totally by CENTOCOR and none of the expenses shall be creditable against any future royalty payments due DANA-FARBER by CENTOCOR. At DANA-FARBER's request, CENTOCOR shall also apply for patent protection on behalf of DANA-FARBER for inventions conceived entirely by DANA-FARBER employees. If CENTOCOR so applies for patent protection on behalf of DANA-FARBER, all expenses incurred by CENTOCOR shall be creditable against future royalty payments due DANA-FARBER from CENTOCOR.

     5.04 The DANA-FARBER recognizes that during the course of this Agreement it may, on behalf of BAST, acquire from CENTOCOR trade secrets or information which is confidential to CENTOCOR. CENTOCOR has a period of thirty (30) days after the exchange of information to notify DANA-FARBER as to whether said information given to DANA-FARBER is to be considered confidential. Accordingly, the DANA-FARBER agrees as follows: (i) except in furtherance of the Agreement, DANA-FARBER will not at any time, during or subsequent to this Agreement, disclose any information or knowledge received from CENTOCOR which has been so designated as being secret and confidential, except to the extent that such information was previously known to the DANA-FARBER as shown by its written records or except to the extent that such information is or becomes available to the public without fault on the part of the DANA-FARBER; (ii) the DANA-FARBER and its employees shall have the rights to publish or otherwise publicly disclose information gained in the course of the Agreement subject to the provisions of 5.4 (i) hereof provided it gives CENTOCOR draft of the disclosure (manuscript or abstract) at least sixty (60) days in advance of such publication.

     5.05 DANA-FARBER retains the right to (i) use any of the cell lines, antibodies or their improvements derived in part or total from this Agreement free of cost for its own research; (ii) distribute the antibodies, antibody compositions, cell lines, or somatic cell hybrids to others engaged in non-commercial research, free of cost, under a written agreement that the use will be restricted to non-commercial research and that provided materials shall not be transferred or communicated to any third person for any reason.

     ARTICLE VI - OPTION TO CENTOCOR
     -------------------------------

     6.01 In view of CENTOCOR's support for research hereunder and for research which was subject to the October 18, 1981 Agreement, DANA-FARBER grants to CENTOCOR a non-exclusive, world-wide, irrevocable royalty-bearing license under all DANA-FARBER rights including patent rights (rights arising from patent applications and/or issued patents) in this Field and funded under this Agreement or the October 18, 1981 Agreement and DANA-FARBER know-how covering products and/or methods arising out of this research. The royalty shall be [**] of the NET selling price. The NET selling price shall mean the sales price of products actually charged by CENTOCOR, its affiliates, or licensees in the Field of this Agreement. In the event DANA-FARBER grants a license to any third party with respect to the Field of interest which provides for a lower rate of royalties with respect to the practice of such DANA-FARBER invention, the royalty payable by CENTOCOR shall be reduced to the rate paid by the third party. The DANA-FARBER further grants to CENTOCOR an option based on an agreement negotiated in good faith by the parties to obtain, whenever possible and desired by CENTOCOR, an exclusive, world-wide, royalty-bearing license in the Field for a maximum period possible under any or all of said DANA-FARBER patent rights and know-how to make, have made, use and/or sell products and to practice methods developed in this research. If such option is exercised, the royalty shall be [**] of the NET selling price, defined as previously noted. Royalties shall be paid to the DANA-FARBER as long as the product is marketed by CENTOCOR and/or by another corporation as noted in other areas of this Agreement CENTOCOR shall not have the right to sublicense or assign its rights or delegate its obligations under licenses resulting from this Agreement, without DANA-FARBER's prior approval, except that CENTOCOR may assign this Agreement to an entity with which it merges or consolidates or to a corporation of which it owns at least 50% of the equity.

     6.02 If DANA-FARBER and CENTOCOR are unable to agree upon suitable terms for any particular license, and DANA-FARBER has a bona fide offer of license from a third party, CENTOCOR shall have the right to match this offer within one
(1) month from the date of notification of such offer from a third party and to thereby receive the license upon the same terms in lieu of said third party.

     6.03 The DANA-FARBER further agrees, in view of CENTOCOR's support, to make any somatic cell hybrids developed under this research program available for use in medical diagnostics and therapeutics to CENTOCOR upon request or if to a CENTOCOR's designee, then upon the agreement of the parties. If DANA-FARBER has patent protection for such somatic cell hybrids, CENTOCOR shall have the right to receive an exclusive, world-wide license to use each of said somatic cell
hybrids in the Field for a licensing fee of     [**]     Dollars     [**]
per somatic cell hybrid line. Such license shall include the right to sublicense these rights within the Field upon approval of DANA-FARBER which shall not be unreasonably withheld.

     6.04 If CENTOCOR makes payment to one or more third parties under patents and/or know-how which CENTOCOR reasonably believes covers a product or process licensed hereunder, the payments due under this Agreement shall be reduced by the amount of payments actually made to said third parties by CENTOCOR; providing, however, that the payments from CENTOCOR to the DANA-FARBER due under this Agreement shall not be reduced, in any event, to less than [**] of the NET selling price due to such payments to said third parties. The return of any payments to CENTOCOR because of an invalidated patent or know-how in the public domain shall be paid to the DANA-FARBER in an amount necessary to restore the reduced royalty payment.

     6.05 The option previously exercised by CENTOCOR pursuant to the October 18, 1981 Agreement and incorporated therein as Appendix C shall remain effective and is therefore incorporated herein as Appendix B.

     ARTICLE VII - COMMERCIAL DEVELOPMENT
     ------------------------------------

     7.01 CENTOCOR shall use its best efforts, including such efforts of any or all of its affiliates and licensees, commercially to develop, manufacture and distribute products throughout the world.

     7.02 At intervals no longer than every twelve (12) months, CENTOCOR shall report in writing to DANA-FARBER on progress made toward commercialization, manufacturing and distribution of the products and royalties earned thereon, and if at any time progress is not considered reasonable, DANA-FARBER may terminate this agreement upon notice to CENTOCOR and according to provisions of section 10.02.

     7.03 CENTOCOR agrees to use nomenclature specified by Dr. Robert Bast, Jr. and Dr. Robert C. Knapp, unless otherwise authorized in writing by DANA-FARBER, to identify the hybridomas for the purposes of publication, promotion and commercial development of the hybridomas, but shall not identify either DANA-FARBER, nor Dr. Robert Bast, Jr., nor Dr. Robert C. Knapp, nor their DANA-FARBER collaborators as being the source of the antibodies and/or hybridomas; except that any publication may refer to the published record. CENTOCOR will allow Drs. Bast and Knapp to comment on any advertising as it relates to the DANA-FARBER prior to publication by CENTOCOR.

     ARTICLE VII - EFFECTIVE AND TERM
     --------------------------------

     8.01 This Agreement shall become effective on the day and year first above written, and unless previously terminated in accordance with any provisions hereof, shall remain in full force and effect for a period of five (5) years from such date.

     ARTICLE IX - CENTOCOR'S RIGHT OF FIRST REFUSAL
     ----------------------------------------------

     9.01 Prior to Dr. Robert Bast, Jr. initiating, renewing or extending any other commercial program involving in vitro and in vivo medical diagnostic and
                                   -- -----     -- ----
therapeutics employing ovarian monoclonal antibodies, CENTOCOR shall have a right of first refusal to support said other program on terms to be determined by good faith negotiations between the parties or upon the same terms and conditions that any third party has agreed to and to thereby receive the same benefits as DANA-FARBER had agreed to provide in return for said third party's support. CENTOCOR shall provide written notice to DANA-FARBER within one (1) month of such notification stating whether CENTOCOR wishes to exercise this right of first refusal.

     ARTICLE X - TERMINATION
     -----------------------

     10.01 DANA-FARBER, shall have the right to terminate this Agreement by giving at least thirty (30) days notice thereof in writing to CENTOCOR, and upon the giving of such notice, this Agreement shall terminate as of such date. In the event of such termination by DANA-FARBER: (i) CENTOCOR's obligation to fund in whole or in part the terminated research shall be limited to so much thereof as shall have been conducted prior to such termination; (ii) Upon CENTOCOR's written request thirty (30) days next following the date of the termination,

DANA-FARBER, shall disclose to CENTOCOR all research information funded by this Agreement which shall be in its possession at such date which relates to the terminated research and, (iii) shall grant to CENTOCOR the right of first refusal for license for each hybridoma or actual or expected patent resulting from the terminated research.

     10.02 Failure by DANA-FARBER or CENTOCOR to comply with any of the respective obligations and conditions contained in this Agreement shall entitle the other party to give to the party in default notice requiring it to make good such default. If such default is not made good within ninety (90) days after receipt of such notice, the notifying party shall be entitled (without prejudice to any of the other rights conferred on it by this Agreement) to terminate this Agreement by giving notice to take effect immediately. The right of either party to terminate this Agreement as hereinabove provided shall not be affected in any way by its waiver of, or failure to take action with respect to, any previous default.

     10.03 In the event that one of the parties shall go into liquidation, or a receiver, custodian or trustee be appointed for the property or estate of that party, or the party makes an assignment for the benefit of creditors, and whether any of the aforesaid events be the outcome of the voluntary act of that party, or otherwise, the other party shall be entitled to terminate this Agreement forthwith by giving written notice to the first party.

     10.04 Termination or expiration of the Agreement, other than under paragraph 10.02 and 10.03, shall not affect rights and obligations of either party and licenses granted under Article VI.

     ARTICLE XI - ASSIGNMENT
     -----------------------

     11.01 The rights of CENTOCOR, under this Agreement, may not be assigned and the duties of CENTOCOR under this Agreement may not be delegated without the prior written consent of DANA-FARBER, except that CENTOCOR may assign this Agreement to an entity with which it merges or consolidates, or to which substantially all of its assets relating to the Field of the Agreement are sold or otherwise transferred, then DANA-FARBER shall have the right to terminate this Agreement at its option.

     ARTICLE XII - NOTICES
     ---------------------

     12.01 Any notice, report or demand required to be given by either party under the terms of this Agreement shall be given in writing by letter properly addressed and containing sufficient postage to the party for whom it is intended. Those to be sent to DANA-FARBER shall be addressed to DANA-FARBER CANCER INSTITUTE, 44 Binney Street, Boston, Massachusetts 02115, Attention:
Director for Research or to such other address as DANA-FARBER shall designate from time to time. Those to be sent to CENTOCOR shall be addressed to: Dr. Hubert J.P. Schoemaker, President, CENTOCOR, 244 Great Valley Parkway, Malvern, Pennsylvania 19355 or to such other address as CENTOCOR shall designate from time to time. Each notice so mailed as hereinabove provided shall be deemed to have been given when mailed.

     ARTICLE XII - TITLES
     --------------------

     13.01 It is agreed that marginal headings appearing at the beginning of the numbered articles hereof have been inserted for convenience only and do not constitute any part of this Agreement.

     ARTICLE XIV - STATUS OF PARTIES
     -------------------------------

     14.01 DANA-FARBER and CENTOCOR agree that each party to this Agreement is operating as an independent contractor and not as an agent of the other. This Agreement shall not constitute a partnership or joint venture, and neither party may be bound by the other to any contract, arrangement or understanding except as specifically stated herein.

     14.02 No publicity, news release, or other public announcement, written or oral, whether to the public press, to stockholders, or otherwise relating to the Agreement, to any amendment hereto or to performance hereunder or the existence of the arrangement between the parties shall be originated by either CENTOCOR, DANA-FARBER or their employees without written approval of the other party to this Agreement except as required by law. CENTOCOR shall not knowingly disclose the name of any DANA-FARBER investigator or project relating to this Agreement. However, CENTOCOR may use descriptive scientific terminology in accordance with section 7.03 in marketing a product.

     ARTICLE XV - ARBITRATION
     ------------------------

     15.01 Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Licensing Agreement Arbitration Rules of the American Arbitration Association. The arbitration panel shall be composed of three (3) arbitrators, one of whom shall be chosen by DANA-FARBER, one by CENTOCOR and the third by the two (2) so chosen. If both or either of DANA-FARBER or CENTOCOR fail to choose a third arbitrator or arbitrators within fourteen (14) days after their appointment, the President of the Licensing Executives Society (U.S.A.) shall, upon the request of both or either of the parties to the arbitration, appoint the arbitrator or arbitrators required to complete the board or, if he shall decline or fail to do so, such arbitrators shall be appointed by the American Arbitration Association. Unless the parties to the Arbitration shall otherwise agree to a place of arbitration, the place of arbitration shall be Boston, Massachusetts. The Arbitration award shall be final and binding upon the parties to such arbitration and may be entered in any court having jurisdiction.

     15.02 This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.


     ARTICLE XVI - INVALIDITY OR UNENFORCEABILITY
     --------------------------------------------

     If and to the extent that any court of competent jurisdiction holds any provision (or any part thereof) of this Agreement to be invalid or unenforceable, said invalid section shall be severable herefrom and shall in no way effect the validity of the remainder of this Agreement.

     ARTICLE XVI - ENTIRE AGREEMENT
     ------------------------------

     16.01 This Agreement constitutes the entire Agreement between the parties, and no variation of modification of this Agreement or waiver of any of its terms or provisions shall be deemed valid unless in writing and signed by both parties.

     IN WITNESS WHEREOF, and for making this Agreement come into force from the date first above written, both parties cause this Agreement to be duly signed by their respective authorized representatives.

ACKNOWLEDGEMENT
                                    DANA-FARBER CANCER INSTITUTE
WITNESS

/s/ Ericha Jacobson                 /s/ David F. Kiszkiss
-------------------                 ------------------------------
                                    David F. Kiszkiss Ph.D.
                                    Director for Research


                                    1/12/84
                                    ------------------------------
                                    Date


                                    /s/ Robert C. Bast, Jr.
                                    ------------------------------
                                    Robert C. Bast, Jr., M.D.


                                    /s/ Robert C. Knapp
                                    ------------------------------
                                    Robert C. Knapp M.D.


                                    CENTOCOR
WITNESS


                                    /s/ Hubert J.P. Schoemaker
-------------------                 ------------------------------
                                    Hubert J. P. Schoemaker, Ph.D.
                                    President


                                    1/24/84
                                    ------------------------------
                                    Date